                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                       THREE
                                                      MONTHS      NINE MONTHS
                                                       ENDED         ENDED
                                                     SEPTEMBER     SEPTEMBER
                                                        30,           30,
                                                    ------------  ------------
                                                    1998   1997   1998   1997
                                                    -----  -----  -----  -----
COMPUTATIONS FOR STATEMENTS OF INCOME
Basic earning per share:
  Net income....................................... $  63  $  78  $ 258  $ 280
  Preferred stock dividends........................    (2)    (2)    (5)    (5)
                                                    -----  -----  -----  -----
  Net income to common............................. $  61  $  76  $ 253  $ 275
                                                    =====  =====  =====  =====
  Average shares of common stock outstanding.......  72.6   74.3   73.4   73.8
  Basic earnings per share......................... $0.84  $1.03  $3.44  $3.72
                                                    =====  =====  =====  =====
Diluted earnings per share:
  Average shares of common stock outstanding.......  72.6   74.3   73.4   73.8
  Incremental common shares applicable to
   restricted common stock based on the average
   market price during the period..................    .1     .2     .2     .2
  Incremental common shares applicable to common
   stock options based on the average market price
   during the period...............................    .5    1.3     .9    1.4
  Average common shares issuable assuming
   conversion of the Series A Cumulative
   Convertible Preferred Stock and the Cumulative
   Convertible Second Preferred Stock..............   3.5    3.5    3.5    3.5
                                                    -----  -----  -----  -----
  Average common shares assuming full dilution.....  76.7   79.3   78.0   78.9
  Diluted earnings per share....................... $0.82  $0.98  $3.30  $3.54
                                                    =====  =====  =====  =====

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